Rule 424(b)(3)
                                            Registration Statement No. 333-56172
                                            CUSIP # 12560PCA7

PRICING SUPPLEMENT NO. 2

Dated April 3, 2001 to
Prospectus, dated March 12, 2001 and
Prospectus Supplement, dated April 3, 2001.

                               THE CIT GROUP, INC.
                         MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount:  U.S. $25,000,000.

Proceeds to Corporation:  99.94299% or $24,985,747.50.

Underwriting Discount:  0.05701% or $14,252.50.

Issue Price:  $25,000,000.

Specified Currency:  U.S. Dollars.

Original Issue Date:  April 6, 2001.

Maturity Date:  April 7, 2003.

Interest Rate Basis:  Prime Rate.

Spread:  -242 basis points.

Initial Interest Rate: The Prime Rate determined one Business Day prior to the
      Original Issue Date minus 242 basis points.

It is expected that the Notes will be ready for delivery in book-entry form on or about April 6, 2001.

                              LEHMAN BROTHERS INC.


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Form:  Global Note.

Interest Reset Dates: Each Business Day to but excluding the Maturity Date.

Rate Cut-Off Date: Two Business Days prior to each Interest Payment Date. The interest rate for each day following the Rate Cut-Off Date to but excluding the Interest Payment Date will be the rate prevailing on the Rate Cut-Off Date.

Accrual of Interest: Accrued interest will be computed by adding the Interest
      Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Payment Dates: July 7, 2001, October 7, 2001, January 7, 2002, April 7,
      2002, July 7, 2002, October 7, 2002, January 7, 2003 and on April 7, 2003,
      commencing July 7, 2001, provided that if any Interest Payment Date (other than the Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the first following day that is a Business Day. If the Maturity Date would otherwise fall on a day that is not a Business Day, then principal and interest on the Note will be paid on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

      Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Calculation Date: The earlier of (i) the fifth Business Day after each Interest
      Determination Date or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Interest Determination Date: One Business Day prior to each Interest Reset Date.

Minimum Interest Rate:  0.0%.

Maximum Interest Rate:  Maximum Rate permitted by New York law.

Calculation Agent:  Bank One Trust Company, N.A. ("Trustee").

Trustee, Registrar, Authenticating and Paying Agent: Bank One Trust Company,
      N.A. (as successor to The First National Bank of Chicago), under Indenture dated as of September 24, 1998 between the Trustee and the Corporation.

Agent:  Lehman Brothers Inc.